Exhibit 10.1

January 24, 2006

Mark J. Lustig

[Address]

Dear Mark:

We are pleased to offer you the position of Chief Financial Officer for ActivIdentity, Inc. (“ActivIdentity” or the “Company”) with an effective start date of February 6, 2006. In this position, you will report to Ben Barnes, Chief Executive Officer.

Annual Salary: Your initial annual base salary will be $250,000, less deductions required by law, payable in accordance with ActivIdentity’s normal payroll procedures.

Incentive Bonus: You will be eligible for an annual bonus (“Target Bonus”) of up to $125,000. You will be eligible for a full year “Target Bonus” if your start date is February 6, 2006 or sooner. The Target Bonus will be based on the achievement of overall Company fiscal performance and your successful completion of mutually agreed upon performance objectives to be paid after the fiscal year ending September 30, 2006.

Stock Options: At the Board of Directors meeting following your date of hire, the Company’s management will recommend to the Board of Directors that it issues you 250,000 shares (Normal Vesting) of ActivIdentity Common Stock, and 50,000 shares of Restricted Stock (Normal Vesting.) The exercise price of the options shall be set and approved by the Board of Directors at that meeting. Options will be issued pursuant to the terms of the Company’s U.S. Stock Option Program. The vesting period begins on the date your grant is approved by the Board of Directors. 25% of the options vest one year after the grant date then the remaining options vest monthly thereafter for three years. If there is a “change of control” vesting shall accelerate to 100% of these initial restricted shares and options.

Benefits: As of your date of hire, you are eligible to participate in Company-sponsored benefits in accordance with the applicable plans and policies. These consist at present of the following, but may be modified or terminated from time to time:

•	Medical (Blue Shield of California HMO, PPO, or Kaiser);

•	Dental (Humana Dental);

•	Vision (VSP);

•	Group Life, AD&D, LTD and STD Insurance (The Standard);

•	401K;

•	Three weeks of accrued vacation time per year;

•	Ten paid holidays per year;

•	One floating personal day per quarter;

•	Ten days of accrued sick time per year.

Terms of Employment: Your employment with the Company will be “at will” and either you or ActivIdentity may terminate the employment relationship at any time and for any reason, with or without cause. In addition, the Company may change your compensation, duties, assignments, responsibilities or location of your position at any time. These provisions expressly supersede any previous representations, oral or written. Your at-will employment status cannot be modified unless in writing and signed by both you and the President of the Company. Other than your at-will status, neither this letter, nor your acceptance thereof, constitutes a contract of employment.

As an employee of the Company, you will be expected to devote all of your business time, skill, attention, and best efforts to ActivIdentity’s business and to fulfill your responsibilities to the best of your abilities. This position is a full time job with the understanding that during your employment you will not engage in outside consulting activities, whether compensated or not, which materially interfere with the performance of your job duties with the Company or create a conflict of interest, nor will you establish a competing business during your employment with the Company. Accordingly, you are required to seek approval from the Company before engaging in any employment or consulting services outside the Company while employed by ActivIdentity so that the Company may determine if any conflict exists. You also confirm that you are not bound by any other agreement with any prior or current employer, person or entity which would prevent you from fully performing your duties with ActivIdentity.

Because the Company’s proprietary information is extremely important, this offer of employment is expressly subject to your executing an Employee Confidential Information Agreement in the form enclosed with this letter as well as your agreement to follow all other rules and policies that the Company may announce from time to time. Further, your employment with ActivIdentity is contingent upon your providing appropriate legal proof of eligibility to be employed in the United States within three days of your start date.

Please indicate your acceptance of the terms of this offer by returning a signed copy of this letter to Human Resources. This offer is valid through the close of business January 30, 2006.

Mark, we are excited about having you as a member of the ActivIdentity team, and all of us look forward to working with you.

Sincerely,

Jerry Farnsworth
Vice President, Human Resources
ActivIdentity, Inc.

Enclosures:	Duplicate Letter
Employee Confidential Information Agreement
Employee Benefits Summary

Acceptance and Acknowledgment

I have read, understand, and accept the foregoing terms of employment.

Signed:
Mark Lustig

Date:

My employment with ActivIdentity, Inc. will commence on                     , 2006.